Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-176092

Issuer Free Writing Prospectus, dated March 19, 2013

Bell Canada

Series M-26 MTN Debentures

TERM SHEET

Issuer:	Bell Canada (the “Company”)

Guarantor:	BCE Inc. (the “Guarantor”)

Guarantee:	Unconditionally guaranteed as to payment of principal, interest, and other payment obligations by the Guarantor

Issue:	Series M-26 MTN Debentures (the “Debentures”) issued pursuant to a Short Form Base Shelf Prospectus dated August 15, 2011, a Prospectus Supplement dated June 13, 2012 and a Pricing Supplement to be dated March 19, 2013

Term:	10 Years

Principal Amount:	CAD $1,000,000,000

Credit Ratings*:	DBRS: A(low) (Stable) Moody’s: Baa1 (Stable) S&P: BBB+ (Stable)

Ranking:	The Debentures will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Bell Canada

Pricing Date:	March 19, 2013

Settlement Date:	March 22, 2013 (T+3)

Maturity Date:	March 22, 2023

Coupon:	3.35% per annum, payable in equal semi-annual installments in arrears on March 22 and September 22 of each year, commencing on September 22, 2013

GoC Curve:	Interpolation between GoC 2.75% due June 1, 2022 and GoC 1.50% due June 1, 2023

GoC Benchmark:	GoC 1.50% due June 1, 2023

GoC Benchmark Price:	$96.12

GoC Benchmark Yield:	1.921%

Credit Spread:	+147 bps versus the GoC Curve

Curve Adjustment:	–2.1 bps

Re-Offer Yield:	3.37%

Issue Price:	$99.831 per $100 principal amount

Commission:	$0.40 per $100 principal amount

Net Proceeds:	CAD $994,310,000

Use of Proceeds:	The net proceeds of the offering are intended to be used for general corporate purposes, including the repayment of outstanding commercial paper, which indebtedness was incurred for general corporate purposes, and funding a portion of the cost of BCE’s pending acquisition of Astral Media Inc, which remains subject to approval by the Canadian Radio-television and Telecommunications Commission.

Change of Control:	101% put upon the occurrence of both a Change of Control and Rating Event

Redemption:	The Debentures may be redeemed at any time prior to December 22, 2022 at the option of the Company, in whole or, from time to time, in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal to the greater of (a) the Canada Yield Price of the Debentures (GoC + 36.75 bps), or (b) 100% of the principal amount thereof together with accrued and unpaid interest. The Debentures may be redeemed at any time on or after December 22, 2022 at the option of the Company, in whole but not in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest.

Form and Denomination:	Book entry only through participants in CDS

CUSIP/ISIN:	07813ZBC7 / CA 07813ZBC73

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-176092

Issuer Free Writing Prospectus, dated March 19, 2013

Syndicate:	Merrill Lynch Canada Inc. (Joint Bookrunner and Co-Lead)

TD Securities Inc. (Joint Bookrunner and Co-Lead)

BMO Nesbitt Burns Inc. (Joint Bookrunner and Co-Lead)

CIBC World Markets Inc.

Desjardins Securities Inc.

National Bank Financial Inc.

RBC Dominion Securities Inc.

Scotia Capital Inc.

Barclays Capital Canada Inc.

Citigroup Global Markets Canada Inc.

Casgrain & Company Limited

* A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus supplement and a prospectus and certain documents incorporated by reference therein) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request them by calling toll-free to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, TD Securities (USA) LLC at 1-800-263-5292 or BMO Capital Markets Corp. at 1-866-864-7760.